UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)1


                               CHEMDEX CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0001635951
          ---------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
          ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                   [ ]  Rule 13d-1(b)
                                   [ ]  Rule 13d-1(c)
                                   [X]  Rule 13d-1(d)




--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.   0001635951                                       Page 2  of 12 Pages
         -----------------                                       ---   ---


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          Galen Partners III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,643,938
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,643,938
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          1,643,938
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]
     Excludes 12,500 shares subject to options that are currently exercisable by L. John Wilkerson.
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          5.01%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.   0001635951                                       Page 3  of 12 Pages
         -----------------                                       ---   ---


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          Galen Partners International III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           148,804
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         148,804
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          148,804
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]
          Excludes 12,500 shares subject to options that are currently exercisable by L. John Wilkerson.
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          0.45%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.   0001635951                                       Page 4  of 12 Pages
         -----------------                                       ---   ---


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          Galen Employee Fund III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,731
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,731
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          6,731
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          0.02%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.   0001635951                                       Page 5  of 12 Pages
         -----------------                                       ---   ---


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


          L. John Wilkerson
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           12,500 shares subject to options that are currently
                    exercisable.
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         12,500 shares subject to options that are currently
                    exercisable.
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          12,500 shares subject to options that are currently exercisable.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          0.04%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


          IN
--------------------------------------------------------------------------------

ITEM 1.   Issuer's Name and Address of Principal Executive Offices:
          --------------------------------------------------------

          (a)  Chemdex Corporation

          (b)  3950 Fabian Way
               Palo Alto, CA  94303

ITEM 2.   INFORMATION CONCERNING PERSON FILING:
          ------------------------------------

          (a)  Galen Partners III, L.P.

          (b)  610 Fifth Avenue, 5th Floor
               Rockefeller Center
               New York, NY  10020

          (c)  Delaware

          (d)  Common Stock

          (e)  0001635951

ITEM 3.   STATUS OF PERSON FILING:
          -----------------------

          Not applicable.

ITEM 4.   OWNERSHIP:
          ---------

          (a)  1,643,938

          (b)  5.01%

          (c)  (i)  Sole power to vote or to direct vote: 1,643,938 shares
               (ii) Shared power to vote or to direct vote:  0 shares
               (iii)Sole power to dispose or to direct the disposition:
                    1,643,938 shares
               (iv) Shared power to dispose or to direct the disposition:
                    0 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
          -----------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF GROUP:
          ------------------------------------------

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION:
          -------------

          Not applicable.


                               Page 6 of 12 pages

ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
          --------------------------------------------------------

          (a)  Chemdex Corporation

          (b)  3950 Fabian Way
               Palo Alto, CA  94303

ITEM 2.   INFORMATION CONCERNING PERSON FILING:
          ------------------------------------

          (a)  Galen Partners International III, L.P.

          (b)  610 Fifth Avenue, 5th Floor
               Rockefeller Center
               New York, NY  10020

          (c)  Delaware

          (d)  Common Stock

          (e)  0001635951

ITEM 3.   STATUS OF PERSON FILING:
          -----------------------

          Not applicable.

ITEM 4.   OWNERSHIP:
          ---------

          (a)  148,804

          (b)  0.45%

          (c)  (i)  Sole power to vote or to direct vote: 148,804 shares
               (ii) Shared power to vote or to direct vote:  0 shares
               (iii)Sole power to dispose or to direct the disposition:
                    148,804 shares
               (iv) Shared power to dispose or to direct the disposition:
                    0 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
          -----------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF GROUP:
          ------------------------------------------

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION:
          -------------

          Not applicable.


                               Page 7 of 12 pages

ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
          --------------------------------------------------------

          (a)  Chemdex Corporation

          (b)  3950 Fabian Way
               Palo Alto, CA  94303

ITEM 2.   INFORMATION CONCERNING PERSON FILING:
          ------------------------------------

          (a)  Galen Employee Fund III, L.P.

          (b)  610 Fifth Avenue, 5th Floor
               Rockefeller Center
               New York, NY  10020

          (c)  Delaware

          (d)  Common Stock

          (e)  0001635951

ITEM 3.   STATUS OF PERSON FILING:
          -----------------------

          Not applicable.

ITEM 4.   OWNERSHIP:
          ---------

          (a)  6,731

          (b)  0.02%

          (c)  (i)  Sole power to vote or to direct vote: 6,731 shares
               (ii) Shared power to vote or to direct vote:  0 shares
               (iii)Sole power to dispose or to direct the disposition:
                    6,731 shares
               (iv) Shared power to dispose or to direct the disposition:
                    0 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
          -----------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF GROUP:
          ------------------------------------------

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION:
          -------------

          Not applicable.


                               Page 8 of 12 pages

ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
          --------------------------------------------------------

          (a)  Chemdex Corporation

          (b)  3950 Fabian Way
               Palo Alto, CA  94303

ITEM 2.   INFORMATION CONCERNING PERSON FILING:
          ------------------------------------

          (a)  L. John Wilkerson

          (b)  610 Fifth Avenue, 5th Floor
               Rockefeller Center
               New York, NY  10020

          (c)  U.S.A.

          (d)  Common Stock

          (e)  0001635951

ITEM 3.   STATUS OF PERSON FILING:
          -----------------------

          Not applicable.

ITEM 4.   OWNERSHIP:
          ---------

          (a)  12,500 shares subject to options that are currently exercisable.

          (b)  0.04%

          (c) (i) Sole power to vote or to direct vote: 12,500 shares subject to options that are currently exercisable.
               (ii) Shared power to vote or to direct vote:  0 shares
               (iii)Sole  power to  dispose or to direct the  disposition:
                    12,5000 shares subject to options that are currently exercisable
               (iv) Shared power to dispose or to direct the disposition:
                    0 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
          -----------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF GROUP:
          ------------------------------------------

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION:
          -------------

          Not applicable.


                               Page 9 of 12 pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 10, 2000
                                        ----------------------------------------
                                        Date



                                        GALEN PARTNERS III, L.P.

                                        By:  Claudius, LLC
                                             General Partner


                                        By: /s/ Bruce F. Wesson
                                           -------------------------------------
                                             Name:  Bruce F. Wesson
                                             Title: Senior Managing Member


                                        GALEN PARTNERS INTERNATIONAL III, L.P.

                                        By:  Claudius, LLC
                                             General Partner


                                        By:  /s/ Bruce F. Wesson
                                           -------------------------------------
                                             Name:  Bruce F. Wesson
                                             Title: Senior Managing Member


                                        GALEN EMPLOYEE FUND III, L.P.

                                        By:  Wesson Enterprises, Inc.
                                             General Partner

                                        By:  /s/ Bruce F. Wesson
                                           -------------------------------------
                                             Name:  Bruce F. Wesson
                                             Title: President


                                             /s/ L. John Wilkerson
                                        ----------------------------------------
                                               L. John Wilkerson


                              Page 10 of 12 pages

                                  EXHIBIT INDEX

                                                            Sequentially
Exhibit        Document Description                         Numbered Page
-------        --------------------                         -------------

     A         Agreement of Joint Filing                         12




                              Page 11 of 12 pages